Exhibit 99.02
Southern Company
Financial Highlights
(In Millions of Dollars Except Earnings Per Share)

	Three Months Ended June		Year-to-Date June
	2014	2013	2014	2013
Consolidated Earnings–As Reported
(See Notes)
Traditional Operating Companies	$580	$268	$899	$334
Southern Power	31	28	64	57
Total	611	296	963	391
Parent Company and Other	—	1	(1)	(13)
Net Income–As Reported	$611	$297	$962	$378

Basic Earnings Per Share	$0.68	$0.34	$1.08	$0.43

Average Shares Outstanding (in millions)	895	874	892	872
End of Period Shares Outstanding (in millions)			896	874

	Three Months Ended June		Year-to-Date June
	2014	2013	2014	2013
Consolidated Earnings–Excluding Items
(See Notes)
Net Income–As Reported	$611	$297	$962	$378
Estimated Loss on Kemper IGCC	—	278	235	611
Leveraged Lease Restructure	—	—	—	16
Net Income–Excluding Items	$611	$575	$1,197	$1,005

Basic Earnings Per Share–Excluding Items	$0.68	$0.66	$1.34	$1.15

Notes
- For the three and six months ended June 30, 2014 and 2013, dilution does not change basic earnings per share by more than 1 cent and is not material.

- The estimated probable losses relating to Mississippi Power Company's construction of the integrated coal gasification combined cycle facility in Kemper County, Mississippi (Kemper IGCC) significantly impacted the presentation of earnings and earnings per share for the six months ended June 30, 2014 and the three and six months ended June 30, 2013 and any similar charges may occur with uncertain frequency.

- The charge related to the restructuring of a leveraged lease investment that was completed on March 1, 2013 impacted the presentation of earnings and earnings per share for the six months ended June 30, 2013 and similar charges are not expected to occur with any regularity in the future.

- All figures in this earnings release are preliminary and remain subject to the completion of normal quarter-end accounting procedures and adjustments, which could result in changes to these preliminary results. In addition, certain classifications and rounding may be different from final results published in the Form 10-Q.